Exhibit 10.3

Amendment No. 5
to NOTE AND WARRANT PURCHASE Agreement

This Amendment No. 5 to Note and Warrant Purchase Agreement is dated as of July 28, 2017 to be effective as of July 18, 2017, and is between CTI Industries Corporation, an Illinois corporation (the “Company”); CTI Supply, Inc., an Illinois corporation f/k/a CTI Helium, Inc., and a Wholly-Owned Subsidiary of the Company, in its capacity as a guarantor (the “Subsidiary Guarantor”); and BMO PRIVATE EQUITY (U.S.), INC., a Delaware corporation (the “Purchaser”).

The Company and the Purchaser entered into a Note and Warrant Purchase Agreement dated as of July 17, 2012 (as amended, restated, supplemented or otherwise modified prior to the effective date hereof, the “Purchase Agreement”), under which, among other things, the Company sold to the Purchaser and the Purchaser purchased from the Company a note in the aggregate principal amount of $5,000,000.

In connection with the Purchase Agreement, the Subsidiary Guarantor entered into a Guaranty dated as of July 17, 2012 (the “Subsidiary Guaranty”), under which, among other things, the Subsidiary Guarantor guarantees the prompt and complete payment and performance of the Obligations.

The parties now desire to amend the Purchase Agreement in certain respects.

The parties therefore agree as follows:

1.            Definitions. Defined terms used but not defined in this agreement are as defined in the Purchase Agreement.

2.            Amendments to Purchase Agreement. (a) The definition of “Operative Documents” in Section 5.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“             “Operative Documents” means this Agreement, the Note, the Warrant Conversion Note (if any), the Warrant, the Subsidiary Guaranties, the Collateral Documents, the Side Letter and all other documents, instruments and agreements executed by or on behalf of the Company and delivered concurrently herewith or at any time hereafter to or for the Purchaser or any Affiliate of Purchaser, all as amended, restated or supplemented from time to time.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss. For purposes of this Agreement, (a) “Total Funded Debt” includes (i) the 2016 CTI–Merrick Debt and the 2016 CTI–Schwan Debt, and (ii) subject to clause (b)(iii) below, the Obligations, but (b) “Total Funded Debt” does not include (i) any Excluded Flexo VIE Debt, (ii) the Subordinated Debt owing to John H. Schwan and Stephen M. Merrick described in Section 8.7(f) or (iii) that portion of the Obligations, if any, evidenced by the Warrant Conversion Note (it being understood and agreed that all other Obligations, including, without limitation, those Obligations evidenced by the Note shall be included in the calculation of Total Funded Debt hereunder).”

(b)           Section 5.1 of the Purchase Agreement is hereby amended by inserting each of the following new definitions in the appropriate alphabetical order:

“            “2017 Extension Period” means the period from and including the Amendment No. 5 Effective Date through and including the Maturity Date.

“Amendment No. 5” means an Amendment No. 5 to Note and Warrant Purchase Agreement dated as of July 28, 2017, to be effective as of July 18, 2017, between the Company, CTI Helium, and the Purchaser.

“Amendment No. 5 Effective Date” means July 18, 2017, which is the effective date of Amendment No. 5.

“Side Letter” means that certain Consent and Acknowledgement dated as of July 28, 2017 to be effective as of the Amendment No. 5 Effective Date, by and among the Senior Lender, the Purchaser and the Company.

“Warrant Conversion Note” means a promissory note in an aggregate principal amount required by the Warrant issued to the Purchaser by the Company in connection with an exercise of the Put Notice (as defined in the Warrant) under the Warrant and the corresponding conversion thereafter to debt in accordance with (and as more particularly described in) the Warrant, as revised by the Side Letter, as such promissory note may be amended, restated, replaced, substituted or otherwise modified from time to time. ”

(c)          A new Section 8.29 is hereby added to the Purchase Agreement immediately following Section 8.28 thereof to read as follows:

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“Section 8.29         2017 Extension Period; Engagement of Financial Consultant.

(a)          The Company shall engage, for the duration of the 2017 Extension Period (or any shorter period approved in writing by the Purchaser), at the Company’s expense, an independent consultant of recognized standing selected by the Company and reasonably acceptable to the Purchaser (the “Financial Consultant”) to provide business financial planning and other advisory services to the Company and its Subsidiaries.

(b)          Without limitation, duplication, or derogation of Section 8.5 hereof, during the 2017 Extension Period the Company shall, and shall cause each Subsidiary to, furnish to the Purchaser and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Purchaser may reasonably request; and without any request, shall furnish to the Purchaser:

(i)          as soon as available, and in any event no later than July 20, 2017 (or any later date approved in writing by the Purchaser), an engagement letter, in form and substance (including scope of work) reasonably satisfactory to the Purchaser, with respect to the engagement by the Company of the Financial Consultant, duly executed by the Company and the Financial Consultant;

(ii)         as soon as available, and in any event no later than July 31, 2017 (or any later date approved in writing by the Purchaser), a report, in reasonable detail and in form reasonably satisfactory to the Purchaser, either prepared by the Financial Consultant or prepared by the Company and verified by the Financial Consultant, and in any event certified to by the Company’s chief financial officer or such other officer acceptable to the Purchaser, showing analyses of the following with respect to the Company and its Subsidiaries: (A) revenue and profitability by customer and product line; (B) expense-reduction and margin-improvement initiatives; and (C) working-capital improvements;

(iii)        as soon as available, and in any event no later than July 31, 2017 (or any later date approved in writing by the Purchaser), and thereafter as soon as available and in any event by the first Business Day of each week (unless otherwise approved in writing by the Purchaser), a 13-week cash flow forecast, in reasonable detail and in form reasonably satisfactory to the Purchaser, showing projected cash receipts and cash disbursements (including referencing line item sources and uses of cash) of the Company and its Subsidiaries over the immediately succeeding 13-week period, together with a reconciliation of actual cash receipts and cash disbursements of the Company and its Subsidiaries from the prior week against the then-current forecast of the Company and its Subsidiaries (and showing any deviations on a cumulative basis and providing a written explanation of the variances), either prepared by the Financial Consultant or prepared by the Company and verified by the Financial Consultant, and in any event certified to by the Company’s chief financial officer or such other officer acceptable to the Purchaser;

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(iv)        as soon as available, and in any event by the first Business Day of each week (or any later date approved in writing by the Purchaser), an accounts receivable and accounts payable aging, prepared by the Company and certified to by its chief financial officer or such other officer acceptable to the Purchaser;

(v)         as soon as available, and in any event no later than August 15, 2017 (or any later date approved in writing by the Purchaser), a copy of the Company’s strategic plan to address before the end of the 2017 Extension Period (as defined in the Senior Credit Agreement) the pending maturities of the Obligations and the Senior Debt, such strategic plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Purchaser;

(vi)        as soon as available, and in any event no later than August 31, 2017 (or any later date approved in writing by the Purchaser), evidence, in form and substance satisfactory to the Purchaser, of the Company’s having taken action satisfactory to the Purchaser to implement and effect the strategic plan described in clause (v) above; and

(vii)       as soon as available, and in any event no later than September 15, 2017 (or any later date approved in writing by the Purchaser), a collateral checklist, a perfection certificate, and updated schedules to this Agreement, each in reasonable detail and in form and substance reasonably satisfactory to the Purchaser.

(c)          The Company shall cause the management of the Company and its Subsidiaries to meet with the Financial Consultant and the Purchaser, in person or by telephone, at such reasonable times and reasonable intervals as the Company may determine, but at least once per week by telephone during the 2017 Extension Period (or less frequently as approved in writing by the Purchaser).”

3.            Fee. As consideration for the (x) consent of the Purchaser to the Senior Lender Tenth Amendment (as defined below) and (y) amendments to the Purchase Agreement to be effected by this agreement, the Company shall pay to the Purchaser a fee in an amount equal to the product of (a) $834,666, times (b) 11.5% per annum, compounded daily, which fee shall accrue on a daily basis commencing on the date hereof and continuing thereafter until the earlier of (i) the date of receipt by the Company of a Put Notice (as such term is defined in the Warrant), or such later date, when a promissory note is issued by the Company to the Purchaser evidencing the obligations under the Warrant in accordance with the terms and conditions of the Side Letter and otherwise in form and substance acceptable to the Purchaser (the “Warrant Note”) and (ii) October 17, 2017, and be fully earned upon the execution of this agreement by the Purchaser, and due and payable upon the earlier of (x) January 17, 2018 and (y) indefeasible payment in full in cash of the Warrant Note. The foregoing fee shall be nonrefundable once paid.

4.            Reaffirmation of Subsidiary Guaranty. The Subsidiary Guarantor hereby expressly does each of the following:

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(1)	consents to the execution by the Company and the Purchaser of this agreement;

(2)	acknowledges that the “Indebtedness” (as defined in the Subsidiary Guaranty) includes all of the “Obligations” under and as defined in the Purchase Agreement, as amended from time to time (including as amended by this agreement);

(3)	acknowledges that the Subsidiary Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of the Company under the Purchase Agreement or the Subsidiary Guarantor under the Subsidiary Guaranty;

(4)	reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions contained in the Subsidiary Guaranty;

(5)	agrees that all such obligations and liabilities under the Subsidiary Guaranty continue in full force and that the execution and delivery of this agreement to, and its acceptance by, the Purchaser will not in any manner whatsoever do any of the following:

(A)	impair or affect the liability of the Subsidiary Guarantor to Purchaser under the Subsidiary Guaranty;

(B)	prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of the Purchaser at law, in equity, or by statute against the Subsidiary Guarantor pursuant to the Subsidiary Guaranty; or

(C)	release or discharge, or be construed to release or discharge, any of the obligations and liabilities owing to the Purchaser by the Subsidiary Guarantor under the Subsidiary Guaranty; and

(6)	represents and warrants that each of the representations and warranties made by the Subsidiary Guarantor in any of the documents executed in connection with the Note and the other Operative Documents remain true and correct as of the date of this agreement.

5.            Representations and Warranties. To induce the Purchaser to enter into this agreement, the Company hereby represents to the Purchaser as follows:

(1)	that the Company is duly authorized to execute and deliver this agreement and is and will continue to be duly authorized to borrow monies under the Purchase Agreement, as amended by this agreement, and to perform its obligations under the Purchase Agreement, as amended by this agreement;

(2)	that the execution and delivery of this agreement and the performance by the Company of its obligations under the Purchase Agreement, as amended by this agreement, do not and will not conflict with any provision of law or of the articles of organization or operating agreement of the Company or of any agreement binding upon the Company;

(3)	that the Purchase Agreement, as amended by this agreement, is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

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(4)	that the representation and warranties set forth in Section 6 of the Purchase Agreement, as amended by this agreement, and Section 6 of the Senior Credit Agreement, as amended, in each case are true and correct with the same effect as if those representations and warranties had been made on the date hereof, except that all references to the financial statements mean the financial statements most recently delivered to the Purchaser and except for changes specifically permitted under the Purchase Agreement, as amended by this agreement;

(5)	that the Company has complied with and is in compliance with all of the covenants set forth in the Purchase Agreement, as amended by this agreement, including the covenants stated in section 8 of the Purchase Agreement; and

(6)	that as of the date of this agreement no Default and no Event of Default under Section 10 of the Purchase Agreement, as amended by this agreement, has occurred or is continuing.

6.            Conditions. The effectiveness of this agreement is subject to satisfaction of the following conditions:

(1)	that the Purchaser has received the following:

(A)	a copy of this agreement, duly executed by the parties;

(B)	a copy of an amendment to the Senior Credit Agreement (the “Senior Lender Tenth Amendment”) and each of the other documents required to be delivered in accordance with that amendment, each in form and substance satisfactory to the Purchaser and duly executed by all applicable Persons;

(C)	a consent under the subordination and intercreditor agreement in respect of the BMO Mezzanine Debt, in form and substance satisfactory to the Purchaser, duly executed by all applicable Persons;

(D)	a side letter in form and substance acceptable to the Purchaser from Senior Lender and acknowledged and agreed to by the Company that includes (x) a consent regarding permitting the Purchaser to (1) exercise its put right under the Warrant at any time and (2) at such time, convert the value of such put right under the Warrant to indebtedness constituting “Subordinated Debt” under the Senior Subordination Agreement pursuant to the issuance of a promissory note by the Company in favor of the Purchaser, (y) the agreement by the parties thereto to the corresponding terms in respect of such “Subordinated Debt” and promissory note, including, without limitation, a non-default interest rate of no less than 11.5% per annum, compounded daily, and (z) the agreement of the Senior Lender to exclude the new “Subordinated Debt” related to the Warrant Note from the calculation of the Total Leverage Ratio; and

(E)	all other documents, certificates, resolutions, and opinions of counsel as the Purchaser requests;

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(2)	that the Company has paid, and the Purchaser has received, the fees and expenses of counsel for the Purchaser in an amount equal to $30,800.00; and

(3)	that all legal matters incident to the execution and delivery of this agreement are satisfactory to the Purchaser and its counsel.

7.          General. (a) This agreement and the rights and duties of the parties hereto are governed by, and are to be construed in accordance with, the internal laws of State of Illinois without regard to principles of conflicts of laws. Wherever possible each provision of the Purchase Agreement and this agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Purchase Agreement and this agreement is prohibited by or invalid under any such law, that provision will be deemed ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of the Purchase Agreement and this agreement.

(b)          This agreement is an Operative Document.

(c)          This agreement binds each party and their respective successors and assigns, and this agreement inures to the benefit of each party and the successors and assigns of the Purchaser.

(d)          Except as specifically modified or amended by the terms of this agreement, the terms and provisions of the Purchase Agreement, the Subsidiary Guaranty, and the other Operative Documents are incorporated by reference herein and in all respects continue in full force and effect. The Company, by execution of this agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions contained in the Purchase Agreement and the other Operative Documents to which it is a party.

(e)          Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Purchase Agreement in any and all instruments or documents delivered in connection therewith, are deemed to refer to the Purchase Agreement, as amended by this agreement.

(f)          The Company shall pay all costs and expenses in connection with the preparation of this agreement and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who are employees of the Purchaser or any affiliate or parent of the Purchaser. The Company shall pay any and all stamp and other taxes, UCC search fees, filing fees, and other costs and expenses in connection with the execution and delivery of this agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

(g)          The Company hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against the Purchaser arising out of, pursuant to, or pertaining in any way to the Purchase Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement. The Company hereby further covenants and agrees not to sue the Purchaser or assert any claims, defenses, demands, actions, or liabilities against the Purchaser arising out of, pursuant to, or pertaining in any way to the Purchase Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement.

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(h)          The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. Receipt of an executed signature page to this agreement by facsimile or other electronic transmission will constitute effective delivery of that executed signature page. Electronic records of executed Operative Documents (including this agreement) maintained by the Purchaser will be deemed to be originals.

[Signature pages follow]

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(Signature Page to Amendment No. 5 to Note and Warrant Purchase Agreement)

The parties are signing this Amendment No. 5 to Note and Warrant Purchase Agreement effective as of the effective date stated in the introductory clause.

CTI INDUSTRIES CORPORATION

By:	/s/ John H. Schwan
Name:	John H. Schwan
Title:	Chairman/CEO

CTI SUPPLY, INC.
(f/k/a CTI Helium, Inc.)

By:	/s/ John H. Schwan
Name:	John H. Schwan
Title:	Vice President

BMO PRIVATE EQUITY (U.S.), INC.

By:	/s/ Jason Swanson
Name:	Jason Swanson
Title:	Managing Director